Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated September 11, 2015	Registration Statement Nos. 333-202897 and 333-206617

GEOVAX LABS, INC.

Up to 72,460,091 Shares of Common Stock

We are supplementing the prospectus dated September 11, 2015 covering the sale of up to 72,460,091 shares of our common stock, $0.001 par value, that may be sold from time to time by the selling stockholders named in the prospectus, to add certain information as described below.

This prospectus supplement supplements information contained in the prospectus dated September 11, 2015 and should be read in conjunction therewith, including any previous supplements and amendments thereto, which are to be delivered with this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated September 11, 2015, including any previous supplements and amendments thereto.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 of the prospectus dated September 11, 2015 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement in truthful or complete. Any representation to the contrary is a criminal offense.

WARRANT EXERCISE FEE ARRANGEMENT

On February 15, 2016, we entered into an agreement with Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (the “Purchasers”) with respect to amending the terms of Series E Common Stock Purchase Warrants issued February 27, 2015 (the “Warrants”). Pursuant to the agreement, we agreed to extend the term of the Warrants to August 27, 2016. Each of these parties holds Warrants to acquire an aggregate of 8,333,333 shares of our common stock. The Purchasers agreed to promptly exercise sufficient Warrants such that each Purchaser (together with its Affiliates) shall thereafter be the beneficial owner of 9.98% of the outstanding shares of GeoVax (the “Minimum Purchase”). In connection with all exercises of the Warrants, we agreed to the payment to each Purchaser of a warrant exercise fee of $0.02916 per share for each share purchased upon exercise of the Warrants.

The warrant exercise fee above will be paid three (3) business days after we receive the cash proceeds of the Minimum Purchase and within three (3) business days after we receive the cash proceeds from additional Warrants exercised by them.

The date of this Prospectus Supplement is February 16, 2016.

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